UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 17, 2015
Date of Report (Date of earliest event reported)

Metaldyne Performance Group Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-36774	47-1420222
(Commission File Number)	(IRS Employer Identification No.)

One Towne Square, Suite 550
Southfield, MI	48076
(Address of principal executive offices)	(Zip Code)

(248)-727-1800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2015, Metaldyne Performance Group Inc. (the “Company”) filed a Current Report on Form 8-K announcing that Thomas Amato, Co-President of the Company and President and CEO of Metaldyne, LLC would be terminating his employment effective at the end of 2015.

On December 17, 2015, the Company and Mr. Amato entered into a Separation Agreement and General Release (the “Separation Agreement”).  The Separation Agreement provides, among other things, that until December 23, 2015 (the “Separation Date”), Mr. Amato will continue to be paid the compensation to which he was previously entitled, and for a period of 18 months following the Separation Date, Mr. Amato will receive the compensation he was otherwise entitled to under the terms of his employment agreement, reimbursement for COBRA benefits and his full bonus for 2015, subject to the requirement that all conditions to the payment of bonuses are met.  In addition, the Separation Agreement provides that all of Mr. Amato’s unvested restricted stock awards will immediately vest on December 31, 2015.  The Separation Agreement further provides that all of Mr. Amato’s unvested stock options will vest immediately and become exercisable on December 31, 2015.  If Mr. Amato does not exercise such stock options prior to the fifth anniversary of the Separation Date, such stock options will be forfeited.  The above terms of the Separation Agreement are, in each case, subject to Mr. Amato’s continued compliance with his employment agreement through the Separation Date.

The foregoing is a summary description of the material terms of the Separation Agreement, and is qualified in its entirety by the text of the Separation Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METALDYNE PERFORMANCE GROUP INC.

By:	/s/ Carol Creel
	Name:	Carol Creel
	Title:	General Counsel and Secretary

Date: December 23, 2015